Exhibit (a)(5)(vii)

UNITED STATES DISTRICT COURT

DISTRICT OF DELAWARE

SHIVA STEIN, Plaintiff,	: : :	Case No.
:
v.	:	COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934 JURY TRIAL DEMANDED
:
GENMARK DIAGNOSTICS, INC., KEVIN C. O’BOYLE, DARYL J. FAULKNER, JAMES FOX, LISA GILES, and MICHAEL KAGNOFF,	: : : :
:
Defendants.	:

Shiva Stein (“Plaintiff”), by and through her attorneys, alleges the following upon information and belief, including investigation of counsel and review of publicly-available information, except as to those allegations pertaining to Plaintiff, which are alleged upon personal knowledge:

1. This is an action brought by Plaintiff against GenMark Diagnostics, Inc. (“GenMark or the “Company”) and the members of GenMark’s board of directors (the “Board” or the “Individual Defendants” and collectively with the Company, the “Defendants”) for their violations of Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), in connection with the proposed acquisition of GenMark by affiliates of Roche Holdings, Inc. (“Roche”).

2. Defendants have violated the above-referenced sections of the Exchange Act by causing a materially incomplete and misleading Solicitation Statement on Schedule 14D-9 (the “Solicitation Statement”) to be filed on March 25, 2021 with the United States Securities and Exchange Commission (“SEC”) and disseminated to Company stockholders. The Solicitation

Statement recommends that Company stockholders tender their shares in support of a proposed transaction whereby Geronimo Acquisition Corp., a wholly owned subsidiary of Roche, will merge with GenMark, with GenMark continuing as the surviving corporation and a wholly owned subsidiary of Roche (the “Proposed Transaction”). Pursuant to the terms of the definitive agreement and plan of merger the companies entered into, dated March 12, 2021 (the “Merger Agreement”), each GenMark common share issued and outstanding will be converted into the right to receive $24.05 per share in cash (the “Merger Consideration”). In accordance with the Merger Agreement, Merger Sub commenced a tender offer to acquire all of GenMark’s outstanding common stock and will expire on April 21, 2021 (the “Tender Offer”)

3. Defendants have now asked GenMark’s stockholders to support the Proposed Transaction based upon the materially incomplete and misleading representations and information contained in the Solicitation Statement, in violation of Sections 14(e), 14(d), and 20(a) of the Exchange Act. Specifically, the Solicitation Statement contains materially incomplete and misleading information concerning, among other things, (i) GenMark’s financial projections relied upon by the Company’s financial advisor, J.P. Morgan Securities LLC (“J.P. Morgan”), in its financial analyses; and (ii) the data and inputs underlying the financial valuation analyses that support the fairness opinion. The failure to adequately disclose such material information constitutes a violation of Sections 14(e), 14(d), and 20(a) of the Exchange Act as GenMark stockholders need such information in order to tender their shares in support of the Proposed Transaction.

4. It is imperative that the material information that has been omitted from the Solicitation Statement is disclosed to the Company’s stockholders prior to the expiration of the Tender Offer.

5. For these reasons and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction unless and until the material information discussed below is disclosed to GenMark’s stockholders or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

6. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Sections 14(e), 14(d), and 20(a) of the Exchange Act and SEC Rule 14a-9.

7. Personal jurisdiction exists over each Defendant either because each is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over defendant by this Court permissible under traditional notions of fair play and substantial justice.

8. Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because Defendant GenMark is incorporated in this District.

PARTIES

9. Plaintiff is, and has been at all relevant times, the owner of GenMark common stock and has held such stock since prior to the wrongs complained of herein.

10. Individual Defendant Kevin C. O’Boyle has served as a member of the Board since March 2010 and as Chairman since February 2020.

11. Individual Defendant Daryl J. Faulkner has served as a member of the Board since March 2010.

12. Individual Defendant James Fox has served as a member of the Board since September 2010.

13. Individual Defendant Lisa Giles has served as a member of the Board since March 2015.

14. Individual Defendant Michael Kagnoff has served as a member of the Board since September 2019.

15. Defendant GenMark is incorporated in Delaware and maintains its principal offices at 5964 La Place Court, Carlsbad, California 92008. The Company’s common stock trades on the NASDAQ Exchange under the symbol “GNMK.”

16. The defendants identified in paragraphs 10-14 are collectively referred to as the “Individual Defendants” or the “Board.”

17. The defendants identified in paragraphs 10-15 are collectively referred to as the “Defendants.”

SUBSTANTIVE ALLEGATIONS

A.	The Proposed Transaction

18. GenMark, a molecular diagnostics company, engages in the developing and commercializing molecular panels based on its proprietary eSensor electrochemical detection technology. It provides ePlex instrument and respiratory pathogen panel, which integrates automated nucleic acid extraction and amplification with its eSensor technology to enable operators using ePlex system to place patient sample directly into its test cartridge and obtain results. The Company also offers Blood Culture Identification Gram-Positive and Negative panel, Blood Culture Identification Fungal Pathogen panel, and ePlex Gastrointestinal Pathogen Panel. In addition, it provides XT-8 instrument, and related diagnostic and research tests, as well as certain custom manufactured reagents to support a range of molecular tests with a workstation and disposable test cartridges. Further, the Company offers diagnostic tests for use with its XT-8 system that includes respiratory viral panel, cystic fibrosis genotyping test, warfarin sensitivity test, thrombophilia risk test, and hepatitis C virus genotyping test and associated custom manufactured reagents, as well as 2C19 genotyping test and eSensor SARS-CoV-2 Test. GenMark sells its products through direct sales and technically specialized service organization in the United States, Europe, and internationally. The Company was incorporated in 2010 and is headquartered in Carlsbad, California.

19. On March 12, 2021, the Company announced the Proposed Transaction:

Basel, 15 March 2021 - Roche (SIX: RO, ROG; OTCQX: RHHBY) and GenMark Diagnostics (NASDAQ: GNMK) today announced that they have entered into a definitive merger agreement for Roche to fully acquire GenMark at a price of US$ 24.05 per share in an all-cash transaction. This corresponds to a total transaction value of approximately US$ 1.8 billion on a fully diluted basis. This price represents a premium of approximately 43% to GenMark’s unaffected closing share price on February 10, 2021, the last trading day before a media report was published speculating about a potential sale process. The merger agreement has been unanimously approved by the boards of directors of GenMark and Roche. Once the acquisition is completed, GenMark’s principal operations will continue at its current location in Carlsbad, California, USA.

Under the terms of the merger agreement, Roche will promptly commence a tender offer to acquire all outstanding shares of GenMark’s common stock, and GenMark will file a recommendation statement containing the unanimous recommendation of the GenMark board that GenMark stockholders tender their shares to Roche.

GenMark’s syndromic panel testing portfolio will complement Roche’s current molecular diagnostics portfolio and the Roche global network will enable expanded reach for GenMark’s products. GenMark’s ePlex system drives lab efficiency through streamlined order-to-reporting workflow and enables better patient outcomes by rapidly diagnosing a patient’s symptoms. Infectious diseases are a leading cause of death globally, and earlier detection of the cause of an infection has been shown to improve patient outcomes and improve key hospital initiatives such as antibiotic stewardship and length of stay.

“Acquiring GenMark Diagnostics will broaden our molecular diagnostics portfolio to include solutions that can provide lifesaving information quickly to patients and their healthcare providers in the fight against infectious diseases,” said Thomas Schinecker, CEO Roche Diagnostics. “Their proven expertise in syndromic panel testing provides faster targeted therapeutic intervention, resulting in improved patient outcomes and reduced hospital stays, and will contribute to Roche’s commitment to helping control infectious diseases and antibiotic resistance. The rapid identification of bloodstream infections and the detection of antimicrobial resistance genes are more essential than ever for hospitals and their patients.”

“As a part of Roche, we can accelerate our mission to enable rapid diagnosis of infectious disease to improve patient outcomes. Together with Roche’s diagnostics healthcare solutions, we will be able to provide a full suite of molecular diagnostic solutions to customers around the world,” said Scott Mendel, CEO of GenMark Diagnostics. “We are thrilled to become a part of Roche and are confident that this is the right path forward for GenMark and our customers.”

GenMark’s Respiratory Pathogen Panels identify the most common viral and bacterial organisms associated with upper respiratory infection, including SARS-CoV-2, complementing Roche’s extensive portfolio of COVID-19 diagnostics solutions.

Terms of the Agreement

Under the terms of the merger agreement, Roche will promptly commence a tender offer to acquire all of the outstanding shares of GenMark’s common stock for US$ 24.05 per share in cash. Following the completion of the tender offer, Roche will acquire all remaining shares at the same price of US$ 24.05 per share in cash through a second step merger.

The transaction is expected to close in the 2nd quarter of 2021 and is subject to customary closing conditions, including the tender of at least a majority of the outstanding shares of GenMark’s common stock and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Citi is acting as financial advisor to Roche and Sidley Austin LLP is acting as legal counsel to Roche. J.P. Morgan Securities LLC is acting as exclusive financial advisor to GenMark and DLA Piper LLP is acting as legal counsel to GenMark.

* * *

20. It is therefore imperative that GenMark’s stockholders are provided with the material information that has been omitted from the Solicitation Statement, so that they can meaningfully assess whether or not the Proposed Transaction is in their best interests.

B.	The Materially Incomplete and Misleading Solicitation Statement

21. On March 25, 2021, GenMark filed the Solicitation Statement with the SEC in connection with the Proposed Transaction. The Solicitation Statement was furnished to the Company’s stockholders and solicits the stockholders to tender their shares in support of the Proposed Transaction. The Individual Defendants were obligated to carefully review the Solicitation Statement before it was filed with the SEC and disseminated to the Company’s stockholders to ensure that it did not contain any material misrepresentations or omissions. However, the Solicitation Statement misrepresents and/or omits material information that is necessary for the Company’s stockholders to make an informed decision concerning whether to tender their shares, in violation of Sections 14(e), 14(d), and 20(a) of the Exchange Act.

22. The Solicitation Statement omits material information regarding the Company’s financial projections and the valuation analyses performed by J.P. Morgan, the disclosure of which is material because it provides stockholders with a basis to project the future financial performance of the target company, and allows stockholders to better understand the analyses performed by the financial advisor in support of its fairness opinion of the transaction.

Omissions and/or Material Misrepresentations Concerning GenMark Financial Projections

23. The Solicitation Statement fails to provide material information concerning financial projections by GenMark management and relied upon by the financial advisor in its analyses. The Solicitation Statement discloses management-prepared financial projections for the Company which are materially misleading. The Solicitation Statement indicates that in connection with the rendering of its fairness opinion, the Company prepared certain non-public financial forecasts (the “Projections”) and provided them to the Board and the financial advisor with forming a view about the stand-alone valuation of the Company. Accordingly, the Solicitation Statement should have, but fails to provide, certain information in the projections that GenMark management provided to the Board and the financial advisor. Courts have uniformly stated that “projections … are probably among the most highly-prized disclosures by investors. Investors can come up with their own estimates of discount rates or [] market multiples. What they cannot hope to do is replicate management’s inside view of the company’s prospects.” In re Netsmart Techs., Inc. S’holders Litig., 924 A.2d 171, 201-203 (Del. Ch. 2007).

24. For the Projections prepared by Company management for GenMark for fiscal years 2021 through 2030, the Solicitation Statement provides values for non-GAAP (Generally Accepted Accounting Principles) financial metric EBITDA, but fails to disclose: (i) the line items used to calculate the non-GAAP measure or (ii) a reconciliation of the non-GAAP metric to its most comparable GAAP measure, in direct violation of Regulation G.

25. When a company discloses non-GAAP financial measures in a solicitation statement that were relied on by a board of directors to recommend that stockholders exercise their corporate suffrage rights in a particular manner, the company must, pursuant to SEC regulatory mandates, also disclose all projections and information necessary to make the non-GAAP measures not misleading, and must provide a reconciliation (by schedule or other clearly understandable method) of the differences between the non-GAAP financial measure disclosed or released with the most comparable financial measure or measures calculated and presented in accordance with GAAP. 17 C.F.R. § 244.100.

26. The SEC has noted that:

companies should be aware that this measure does not have a uniform definition and its title does not describe how it is calculated. Accordingly, a clear description of how this measure is calculated, as well as the necessary reconciliation, should accompany the measure where it is used. Companies should also avoid inappropriate or potentially misleading inferences about its usefulness. For example, “free cash flow” should not be used in a manner that inappropriately implies that the measure represents the residual cash flow available for discretionary expenditures, since many companies have mandatory debt service requirements or other non-discretionary expenditures that are not deducted from the measure.1

[1]	U.S. Securities and Exchange Commission, Non-GAAP Financial Measures, last updated April 4, 2018, available at: https://www.sec.gov/divisions/corpfin/guidance/nongaapinterp.htm.

27. Thus, to cure the Solicitation Statement and the materially misleading nature of the forecasts under SEC Rule 14a-9 as a result of the omitted information in the Solicitation Statement, Defendants must provide a reconciliation table of the non-GAAP measures to the most comparable GAAP measures to make the non-GAAP metrics included in the Solicitation Statement not misleading.

28. Further, the Solicitation Statement fails to disclose Unlevered Free Cash Flows the Company is expected to generate during calendar years 2021 through 2030, which were used by J.P. Morgan in its Discounted Cash Flow Analysis.

Omissions and/or Material Misrepresentations Concerning Financial Analyses

29. With respect to J.P. Morgan’s Public Trading Multiples Analysis, the Solicitation Statement fails to disclose: (i) the individual metrics and multiples for the companies observed by J.P. Morgan in the analysis; and (ii) J.P. Morgan’s basis for selecting a reference range of FV/2022E Revenue Multiples of 2.3x to 6.0x.

30. With respect to J.P. Morgan’s Selected Transaction Analysis, the Solicitation Statement fails to disclose: (i) the individual metrics and multiples for the transactions observed by J.P. Morgan in the analysis; and (ii) J.P. Morgan’s basis for selecting a reference range of FV/LTM Revenue of 3.7x to 9.4x.

31. With respect to J.P. Morgan’ Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the Company’s unlevered free cash flows; (ii) the Company’s range of terminal values at the end of 2030; (iii) the basis for applying the range of discount rates from 10.0% to 12.0%; (iv) the basis for applying a range of perpetual growth rates of 2.5% to 3.5%; (v) the Company’s weighted average cost of capital; (vi) the number of fully diluted outstanding shares of the Company; and (vii) the Company’s net cash as of December 31, 2020.

32. In sum, the omission of the above-referenced information renders statements in the Solicitation Statement materially incomplete and misleading in contravention of the Exchange Act. Absent disclosure of the foregoing material information prior to the expiration of the Tender Offer, Plaintiff will be unable to make a fully-informed decision regarding whether to tender her shares, and she is thus threatened with irreparable harm, warranting the injunctive relief sought herein.

CLAIMS FOR RELIEF

COUNT I

On Behalf of Plaintiff Against All Defendants for

Violations of Section 14(e) of the Exchange Act

33. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

34. Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . .” 15 U.S.C. § 78n(e).

35. Defendants violated Section 14(e) of the Exchange Act by issuing the Solicitation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, in conjunction with the Tender Offer. Defendants knew or recklessly disregarded that the Solicitation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

36. The Solicitation Statement was prepared, reviewed and/or disseminated by Defendants. It misrepresented and/or omitted material facts, including material information about the consideration offered to stockholders via the Tender Offer, the intrinsic value of the Company, the Company’s financial projections, and the financial advisors’ valuation analyses and resultant fairness opinion.

37. In so doing, Defendants made untrue statements of material fact and omitted material information necessary to make the statements that were made not misleading in violation of Section 14(e) of the Exchange Act. By virtue of their positions within the Company and/or roles in the process and in the preparation of the Solicitation Statement, Defendants were aware of this information and their obligation to disclose this information in the Solicitation Statement.

38. The omissions and misleading statements in the Solicitation Statement are material in that a reasonable stockholder would consider them important in deciding whether to tender their shares or seek other remedies. In addition, a reasonable investor would view the information identified above which has been omitted from the Solicitation Statement as altering the “total mix” of information made available to stockholders.

39. Defendants knowingly, or with deliberate recklessness, omitted the material information identified above from the Solicitation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Tender Offer, they allowed it to be omitted from the Solicitation Statement, rendering certain portions of the Solicitation Statement materially incomplete and therefore misleading.

40. The misrepresentations and omissions in the Solicitation Statement are material to Plaintiff, and Plaintiff will be deprived of her entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

COUNT II

Violations of Section 14(d)(4) of the Exchange Act and

Rule 14d-9 Promulgated Thereunder

(Against All Defendants)

41. Plaintiff repeats and re-alleges each allegation set forth above as if fully set forth herein.

42. Defendants have caused the Solicitation Statement to be issued with the intention of soliciting stockholder support of the Tender Offer.

43. Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers.

44. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which render the Solicitation Statement false and/or misleading.

45. Defendants knowingly, or with deliberate recklessness, omitted the material information identified above from the Solicitation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Tender Offer, they allowed it to be omitted from the Solicitation Statement, rendering certain portions of the Solicitation Statement materially incomplete and therefore misleading.

46. The misrepresentations and omissions in the Solicitation Statement are material to Plaintiff and Plaintiff will be deprived of her entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

COUNT III

On Behalf of Plaintiff Against the Individual Defendants for Violations of Section 20(a) of the Exchange Act

47. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

48. The Individual Defendants acted as controlling persons of GenMark within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as directors of GenMark, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of GenMark, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

49. Each of the Individual Defendants was provided with or had unlimited access to copies of the Solicitation Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

50. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of GenMark, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The omitted information identified above was reviewed by the Board prior to voting on the Proposed Transaction. The Solicitation Statement at issue contains the unanimous recommendation of the Board to approve the Proposed Transaction. The Individual Defendants were thus directly involved in the making of the Solicitation Statement.

51. In addition, as the Solicitation Statement sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Solicitation Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

52. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

53. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(d) and (e), by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

54. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

RELIEF REQUESTED

WHEREFORE, Plaintiff demands injunctive relief in her favor and against the Defendants jointly and severally, as follows:

A. Preliminarily and permanently enjoining Defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Proposed Transaction, unless and until Defendants disclose the material information identified above which has been omitted from the Solicitation Statement;

B. Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, or granting Plaintiff rescissory damages;

C. Directing the Defendants to account to Plaintiff for all damages suffered as a result of their wrongdoing;

D. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

E. Granting such other and further equitable relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

Dated: March 26, 2021		RIGRODSKY LAW, P.A.

	By:	/s/ Gina M. Serra
Seth D. Rigrodsky (#3147)
Gina M. Serra (#5387)
Herbert W. Mondros (#3308)
300 Delaware Avenue, Suite 210
OF COUNSEL:		Wilmington, DE 19801 Telephone: (302) 295-5310
MELWANI & CHAN LLP		Facsimile: (302) 654-7530
Gloria Kui Melwani		Email: sdr@rl-legal.com
1180 Avenue of the Americas, 8th Fl.		Email: gms@rl-legal.com
New York, NY 10036		Email: hwm@rl-legal.com
Telephone: (212) 382-4620
Email: gloria@melwanichan.com		Attorneys for Plaintiff